Exhibit 10.14

The Intrepid Companies

700 17th St., Suite 1700,

Denver, CO 80202

303.296.3006

303.298.7502 Fax

January 29, 2008

Mr. David W. Honeyfield

Via: E-mail to dhoneyfield@stmaryland.com

Dear David,

On behalf of Intrepid Mining, LLC, I am pleased to offer you employment with our company with a planned starting date of March 24, 2008. However, you may be required to advance that start date if our “road show” for our planned Initial Public Offering is scheduled in advance of that date. This letter confirms our offer of employment as described below:

1.	Job Title: Chief Financial Officer

2.	Job Location: Denver, CO

3.	Base Salary: $12,115.39 paid bi-weekly with an annual equivalent salary of $315,000. You will also be eligible for the Intrepid Performance Incentive Plan (PIP), when offered by the company. Availability, target maximums and minimums of the PIP vary from year to year. There is no guarantee that the PIP will be offered in any year. Performance of the company and performance of the individual greatly impact the amount available and the amount granted. However, it is the objective of the company to provide you with a target range equal to 50% of the annual salary when the PIP is granted. If granted, this award will not be pro-rated in 2009.

4.	Salary Adjustments: Your first eligibility for consideration of a salary increase is April, 2009.

5.	Benefits: Your eligibility for benefits such as Health, Life, Disability, 401(k), etc. is determined by the specific Plan provisions which will be provided to you when you report to work. You will be entitled to four (4) weeks (20 days) vacation and to the paid holidays recognized by our Carlsbad location. You will be eligible for these plans on the first day of the month following your first date of employment.

6.	Terms and Conditions of Employment: Please review the attached form which describes important responsibilities and obligations with which Intrepid Potash requests your consent by signing and returning an original copy upon your acceptance of employment.

7.	Testing: You will be expected to submit to the following reviews or tests: Drug screening, background and credit. We strongly encourage you do not resign from your current position until we have reviewed and accepted the results of these tests.

8.	Reporting: You will report directly to Robert P. Jornayvaz III, Chairman and CEO.

9.	Recruitment Bonus: You will receive an initial bonus of $50,000 within 10 business days of your start date.

10.

Forfeited Equity Awards. We understand that by accepting employment with us, you will forfeit certain unvested awards granted to you by your former employer. In order to induce you to accept our employment offer, we will pay to you in cash or provide you with replacement grants that, in total, have a value reasonably equal to the intrinsic value of the forfeited awards. Equity grants that you were promised or otherwise expected to receive in the future from your prior employer will not be taken into account for this purpose, although you will be eligible to receive future equity awards from us in the ordinary course of business pursuant to Paragraph 12, below, if applicable. The intrinsic value in your forfeited awards has been estimated to be $500,000. In the event that we become a public company pursuant to the registration statement filed with the Securities and Exchange Commission on December 20, 2007, and you are an employee on the date we go public, we will provide you with replacement grants having a value equal to $500,000. The vesting schedule for your grants will be as follows: 12/31/2008—24%; 02/28/2009—36%; 12/31/2009—13%; 02/28/2010—15%; 02/28/2011—12%. In the event that we do not become a public company within one year of your date of hire or there is a change in control of the company (as defined in Section 409A of the Internal Revenue Code) during such one-year period but prior to us becoming a public company, we will pay to you in cash, $500,000, provided you are still employed on the one-year anniversary or change in control date, as applicable. The payment shall be made as soon as reasonably practicable but in no event later than March 15, 2009.

11.	Potential Forfeiture of Equity Awards: We understand that after accepting employment with us, you will resign your position with St. Mary’s. Even though your start date with Intrepid is in advance of the vesting date of certain benefits with St. Mary’s, you are going to propose that they honor those benefits due to an equitable transition period and vested vacation. If in the event, St. Mary’s does not honor your request, Intrepid will pay you in cash for any portion they do not honor, up to a maximum of $266,000.

12.	Future Equity Participation: In the event that we become a public company, you will be eligible to receive equity incentive awards at such times, in such forms, and in such amounts as the compensation committee shall determine. Currently, we would estimate the target range for your annual Long Term Incentive award to be 60% to 75% of your annual salary.

13.	Salary Guarantee: In the event that Intrepid Mining is involved in a sale or control of ownership and if you are terminated as a result of said actions, you will be entitled to a severance equal to two (2) times your annual salary. This benefit will be reduced monthly for each month you are employed by Intrepid. Therefore, this benefit will have no value after two (2) full years of employment with Intrepid. This benefit is waived if you resign voluntarily or if you are asked to resign as the result of any impropriety. This benefit may be replaced or eliminated if it is addressed in an employment agreement and the benefit in the employment agreement is more beneficial to you.

We anticipate, subject to Board approval, that the terms of this offer letter will be used to create a three-year employment agreement with the company.

We look forward to your verbal acceptance to becoming part of the Intrepid team.

Sincerely,

/s/ Jamie Whyte

Jamie Whyte
Executive Vice-President

Terms & Conditions of Employment

Intrepid Mining, LLC (or Company) is engaged in extracting and processing of Potash, and is subject to strict Federal and State regulations. Mining Potash requires special attention to workplace health and safety. The Company desires that every employee understand and accept their individual responsibility for several important terms and conditions which are necessary to comply with applicable regulations, ensure consistency in employee relations, and provide stable business operations in our industry. Please carefully read the following statements and indicate your acceptance by signing the bottom of page two of this attachment:

1.	“AT WILL” EMPLOYMENT: I understand that my employment is “at will” for an indefinite period of time and may be terminated at any time by me or the Company, for any reason without liability whatsoever, except for unpaid wages or salary earned through the date of termination.

2.	EMPLOYMENT AGREEMENTS: I understand that only a duly authorized official of the Company has the authority to enter into any agreement for employment for a specified period of time. This is not an employment contract, rather an offer for employment.

3.	EQUAL EMPLOYMENT OPPORTUNITY: I understand that Intrepid is committed to comply with all laws and regulations pertaining to employment practices. The Company does not discriminate with regard to race, religion, national origin, age, sex, or disability. The Company offers equal employment opportunity for employment, pay, and advancement to all qualified applicants and employees.

4.	COMPLIANCE WITH HEALTH, & SAFETY REGULATION: I acknowledge my responsibility to work safely, and to understand and comply with all regulations to which Intrepid is subject. I understand that I may be subject to personal liabilities and/or penalties imposed by Federal or State agencies should I knowingly violate or cause Intrepid Mining to violate any regulations of the of the Mine Safety and Health Administration (MSHA) or the Occupational Safety and Health Administration (OSHA).

5.	SEXUAL HARASSMENT: Company employees are prohibited from engaging in sexual harassment, retaliation against a person for opposing sexual harassment, or aiding or abetting sexual harassment of any employee.

6.	DRUG-FREE WORKPLACE: In compliance with the Drug-Free Workplace Act of 1988, the Company will not hire or employ individuals who use illegal drugs or abusively use alcohol. You will be expected to sign the most current version of the Intrepid Substance Abuse Policy.

7.	HEALTH & MEDICAL SCREENING: I agree to submit to medical evaluations and/or examinations, including tests for the presence of illegal drugs or alcohol (or other Company-required workplace-related health screening requirements) during employment, or upon my employment termination, as requested by the Company.

8.	PROBLEM RESOLUTION: Intrepid desires that work-related problems or complaints be resolved fairly through appropriate supervisory and management review. I agree to submit my problems to the Company’s Problem Resolution procedure as it is communicated to me.

9.	MEDIATION/ARBITRATION: When a dispute arises out of the employer/employee relationship which cannot be settled through the Problem Resolution process described in the previous statement (No. 8), I and the Company agree to submit the dispute to Mediation and/or binding Arbitration in accordance with rules and procedures provided by the American Arbitration Association.

10.	CONFIDENTIAL INFORMATION: I agree not to disclose nor use for my own or someone else’s benefit, during or after my employment, any confidential information about the business, operations, or technical processes of Intrepid which may become known to me. Should I terminate employment I will promptly deliver to the Company all materials in my possession containing confidential information.

11.	CONFLICTS OF INTEREST: I agree not to engage in activities or have personal or financial interests which impair, or appear to impair my independence or judgment or otherwise conflict with my responsibilities to Intrepid Mining. If unsure of a potential conflict I will review the situation with Human Resources.

12.	POLICIES, PROCEDURES, & RULES: In consideration of my employment I agree to abide by policies, procedures, and rules established by the Company for its operating purposes, including any and all conditions of employment. I accept the Company’s exclusive right to add, change, or discontinue these terms and conditions or any of its policies, benefits, procedures, and rules as it deems necessary, with or without notice, subject to applicable laws.

Accepted and Agreed to, this              date of January, 2008.

/s/ David W. Honeyfield
David W. Honeyfield